C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, MN 55347

Contact: Angie Freeman, vice president investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE NAMES NEW BOARD MEMBER

David W. MacLennan Joins Board of Directors

MINNEAPOLIS, May 17, 2010- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (Nasdaq: CHRW) announced today that its Board of Directors has appointed a new director, David W. MacLennan, effective August 12, 2010. MacLennan, 50, currently is senior vice president and chief financial officer of Cargill, Incorporated and also serves as a member of the Cargill Board of Directors.

"Dave is a great addition to the C.H. Robinson Board," said John P. Wiehoff, chairman and chief executive officer of C.H. Robinson. "His substantial international experience and financial background will serve the shareholders well as Robinson continues to expand globally. We are excited to have him."

MacLennan joined Cargill in 1991 and has held management positions within the financial, risk management, energy, and animal protein businesses, living abroad in both London and Geneva during his career. Prior to joining Cargill, MacLennan was with LIT America in Chicago and U.S. Bancorp Piper Jaffray in Minneapolis. In addition to the Cargill Board, MacLennan is also on the boards of the Guthrie Theater in Minneapolis and Admission Possible, a St. Paul, Minnesota-based non-profit organization. MacLennan holds a bachelor's degree from Amherst College and a Master of Business Administration from the University of Chicago.

Founded in 1905, C.H. Robinson Worldwide, Inc., is a global provider of multimodal transportation services and logistics solutions, serving over 35,000 customers through a network of 235 offices in North America, Europe, Asia, South America, the Middle East, and Australia. C.H. Robinson is one of the largest third-party logistics companies in the world, with 2009 total revenues of $7.6 billion. For more information about our company, visit our Web site at www.chrobinson.com.

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C.H. Robinson Worldwide

May 17, 2010

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions such as the current recession and decreased consumer confidence, changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

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